Exhibit 11

Consent of Independent Public Accounting Firm

We hereby consent to the inclusion of our audit report dated June 12, 2024 into the Offering Statement on Form 1-A/A of RoyaltyTraders LLC d/b/a SongVest dated December 10, 2024 relating to the financial statements of RoyaltyTraders LLC d/b/a SongVest for the financial statements as of and for the years ended December 31, 2022 and 2023, which appear in this Offering Statement on Form 1-A/A.

/s/ Armanino LLP
St. Louis, Missouri

December 10, 2024